Report of Independent Registered Public Accounting Firm on Supplemental Information

The Shareholders and Board of Trustees of A&Q Multi-Strategy Fund

We have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), the statements of assets and liabilities of A&Q Multi-Strategy Fund (the “Fund”), including the schedule of portfolio investments, as of March 31, 2018, and the related statements of operations and cash flows for the year then ended, the statements of changes in net assets for each of the two years in the period then ended, and the financial highlights for each of the five years in the period then ended included in this Registration Statement (Form N-2 No. 333-225537; 811-22500) (the “Registration Statement”). We have also audited, in accordance with the standards of the PCAOB, the financial statements of the Fund as of and for the years ended March 31, 2017, 2016, 2015, and 2014 (which are not included in the Registration Statement), and have expressed unqualified opinions on those financial statements. The senior securities table for each of the five years in the period ended March 31, 2018 has been subjected to audit procedures performed in conjunction with the audit of the Fund’s financial statements. Such information is the responsibility of the Fund’s management.

Our audit procedures included determining whether the information reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information. In forming our opinion on the information, we evaluated whether such information, including its form and content, is presented in conformity with Section 18 of the Investment Company Act of 1940. In our opinion, the information is fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ ERNST & YOUNG LLP

New York, NY

August 7, 2018